COVENANT TRANSPORT ANNOUNCES SECOND QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA,   TENNESSEE   -  July  20,   2004  -   Covenant   Transport,   Inc.
(Nasdaq/NMS:CVTI) announced today financial and operating results for the quarter and six month period ended June 30, 2004.

For the quarter, net income increased 39%, to $4.4 million from $3.2 million in 2003, and basic and diluted earnings per share increased by 36%, to $.30 from $.22 in 2003. Total revenue increased 3%, to $149.8 million from $145.9 million in 2003. Freight revenue, before fuel surcharges, remained essentially constant at $140.0 million in the 2004 quarter and $139.5 million in the 2003 quarter. The Company measures freight revenue, before fuel surcharges, because management believes that fuel surcharges tend to be a volatile source of revenue and that removal of such surcharges affords a more consistent basis for comparing results of operations from period to period.

For the first six months, net income increased 28%, to $5.1 million, or $.34 per diluted share, compared with $4.0 million, or $.27 per diluted share in 2003. Total revenue increased 1%, to $287.5 million from $283.8 million during the same period of 2003. Freight revenue, before fuel surcharges, remained essentially constant at $270.6 million in the 2004 period and $269.8 million in the 2003 period.

Chairman, President, and Chief Executive Officer David R. Parker stated, "We are very excited about Covenant's overall progress during the quarter. Our earnings per share increased 36% versus last year despite an additional $.07 per share of diesel fuel expense, net of fuel surcharge revenue. We believe that the combination of tight truck capacity and our dedication to restoring Covenant's profitability back to the levels maintained by the Company in the late 90's will continue to positively impact our earnings going forward.

As we have mentioned in the past, we believe that the key to substantially improving our profitability is to improve our revenue per tractor per week, primarily through increases in revenue per loaded mile. During the second quarter, revenue per loaded mile increased 10%, or $.12 per mile, versus the same quarter in 2003. Revenue per tractor per week increased almost 4%, to $2,996 from $2,892 during the same quarter of 2003. The increase in revenue per loaded
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mile was partially offset by lower tractor  utilization and a higher  percentage of non-revenue miles. Our average length of haul decreased by 11% to 941 from 1,055.

On the expense side, our after-tax costs increased about 8% or $.086 per mile. The main factors were a $.03 per mile driver pay increase that commenced on
March 15, 2004, lower fuel economy of new tractor engines, diesel fuel prices that averaged approximately $.28 per gallon more than the second quarter of 2003, and an approximately $.02 per mile increase in our cost of owning and operating revenue equipment. Our ownership and operating costs include ownership/lease costs and maintenance costs. Ownership/lease costs include both leased and owned equipment and are reflected in the combined cost of revenue equipment rentals, depreciation, and interest, and related to increased costs of equipment, trade-in costs, and the addition of 1,812 trailers versus last year to improve our customer service as a result of increased dedicated loads and decreased lengths of haul. Compared to second quarter of last year, our ownership/lease costs of revenue equipment increased approximately $.04 per mile. These amounts were partially offset by savings in the areas of tractor and trailer maintenance. Our newer fleet saved us $.018 per mile compared with the same quarter last year, resulting in a net increase of approximately $.021 per mile in costs relating to revenue equipment. By the end of 2004, we expect these costs to drop by an additional $.01 per mile as a result of fewer trade-ins and the related expenses.

Our balance sheet remains strong despite acquiring a substantial amount of revenue equipment, which lowered the average age of our tractor and trailer fleets to 1.5 years and 2.5 years, respectively, for the 2004 quarter compared to 2.2 years and 4.8 years, respectively, for the 2003 quarter. At June 30, 2004, we had $195.5 million in stockholders' equity and $60.5 million in balance sheet debt, for a debt-to-total capitalization ratio of 24%."

The Company will be hosting a conference call on Wednesday, July 21, 2004, at 10:00 a.m. EDT. The public will be able to listen and participate in the call telephonically by dialing 800-603-1780 access code 8512599. For more information on how to access the conference call and for statistical and financial information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com.
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Covenant Transport,  Inc. is a public truckload carrier that offers just-in-time service and other premium transportation services for customers throughout the United States. Covenant operates one of the ten largest fleets in North America. The Company's Class A common stock is traded on the Nasdaq National Market under symbol, "CVTI."

This press release contains forward-looking statements that involve risk, assumptions, and uncertainties that are difficult to predict. Statements that constitute forward-looking statements are usually identified by words such as "anticipates," "believes," "estimates," "projects," "expects," "plans," "intends," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitments, interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment; the resale value of our used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; high insurance premiums and deductible amounts; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of medium length of haul movements; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.

For further information contact:
Joey B. Hogan, Executive VP and Chief Financial Officer           (423) 825-3336
hogjoe@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                               (423) 825-3357
perkim@covenanttransport.com


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                                                 Covenant Transport, Inc.
                                          Key Financial and Operating Statistics

                                                          Three Months Ended June 30          Six Months Ended June 30
                                                       --------------------------------  ---------------------------------
($000s)                                                    2004       2003     % Change      2004        2003     % Change
                                                           ----       ----     --------      ----        ----     --------
Freight revenue                                            $140,036   $139,480      0.4%     $270,626    $269,833      0.3%
Fuel surcharge revenue                                        9,811      6,462                 16,888      13,984
                                                       ------------------------          -------------------------
        Total revenue                                      $149,847   $145,942      2.7%     $287,514    $283,817      1.3%

Operating expenses
        Salaries, wages and related expenses                 56,378     55,662               108,336     109,472
        Fuel expense                                         30,264     26,502                57,816      55,290
        Operations and maintenance                            7,482     10,290                15,193      20,284
        Revenue equipment rentals and
           purchased transportation                          18,589     16,562                37,153      31,380
        Operating taxes and licenses                          3,674      3,745                 7,153       7,176
        Insurance and claims                                  8,999      9,558                17,264      17,597
        Communications and utilities                          1,535      1,731                 3,316       3,439
        General supplies and expenses                         3,524      3,826                 7,021       6,999
        Depreciation and amortization                        10,677     10,617                22,480      21,217
                                                       ------------------------          -------------------------
Total operating expenses                                    141,122    138,493               275,732     272,854
                                                       ------------------------          -------------------------
Operating income                                              8,725      7,449     17.1%      11,782      10,963        7.5%
Other (income) expenses:
        Interest expense                                        655        596                 1,263       1,247
        Interest income                                         (69)       (25)                  (87)        (63)
        Other                                                  (510)        61                  (482)         46
                                                       ------------------------          -------------------------
Other (income) expenses, net                                     76        632                   694       1,230
                                                       ------------------------          -------------------------
Income before income taxes                                    8,649      6,817     26.9%      11,088       9,733       13.9%
Income tax expense                                            4,261      3,653                 5,981       5,730
                                                       ------------------------          -------------------------
Net income                                                   $4,388     $3,164     38.7%       $5,107      $4,003      27.6%
                                                       ========================          =========================


Basic earnings per share                                      $0.30      $0.22     36.4%        $0.35       $0.28      25.0%
Diluted earnings per share                                    $0.30      $0.22     36.4%        $0.34       $0.27      25.9%
Weighted avg. common shares outstanding                      14,643     14,397                 14,660      14,389
Weighted avg. common shares outstanding                      14,787     14,664                 14,823      14,637
        adjusted for assumed conversions

Operating statistics excludes fuel surcharges.

Net margin as a percentage of freight revenue                 3.13%      2.27%                  1.89%       1.48%
Average revenue per loaded mile                              $1.375     $1.252      9.8%       $1.347      $1.252       7.6%
Average revenue per total mile                               $1.248     $1.153      8.2%       $1.225      $1.151       6.4%
Average revenue per tractor per week                         $2,996     $2,892      3.6%       $2,871      $2,792       2.8%
Average miles per tractor per period                         31,215     32,612     -4.3%       60,950      62,913      -3.1%
Weighted avg. tractors for period                             3,578      3,699     -3.3%        3,612       3,706      -2.5%
Tractors at end of period                                     3,540      3,623     -2.3%        3,540       3,623      -2.3%
Trailers at end of period                                     8,945      7,133     25.4%        8,945       7,133      25.3%

                                                         June 2004  Dec 2003
                                                         ---------  --------
Total assets                                             $351,623   $354,281
Total equity                                              195,477    192,143
Total debt, including current maturities                   60,480     61,653
Debt to Capitalization Ratio                                23.6%      24.3%


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